Exhibit 3.1

Section 8 of Article II of the Amended and Restated Bylaws of LaSalle Hotel Properties was amended to read as follows:

Section 2.08. VOTING. Subject to the rights of the holders of any series of Preferred Shares (as defined in the Declaration of Trust) to elect additional Trustees under specified circumstances, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee. Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration of Trust, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

At any meeting of shareholders at which Trustees are elected by the shareholders in an uncontested election, any nominee for Trustee who, of the votes cast in such election with respect to such nominee, receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board of Trustees a written offer to resign from the Board of Trustees no later than two weeks after the certification by the Trust of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a Trustee is equal to, or less than, the number of Trustees to be elected.

A Nominating and Corporate Governance Committee established by the Board of Trustees shall consider the resignation offer and, within 60 days after the certification by the Trust of the voting results, make a recommendation to the Board of Trustees concerning the acceptance or rejection of the resignation offer. In determining its recommendation to the Board of Trustees, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include (i) the stated reason or reasons why shareholders cast “withheld” votes for the Trustee, (ii) the qualifications of the Trustee, and (iii) whether the Trustee’s resignation from the Board of Trustees would be in the Trust’s best interest and the best interests of the shareholders. The Nominating and Corporate Governance Committee shall also consider alternatives concerning the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) accepting the resignation offer, (ii) rejection of the resignation offer, and (iii) rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees shall act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification by the Trust of the voting results. The Board of Trustees shall consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional information, factors and alternatives the Board of Trustees deems relevant.

Any Trustee who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Trustees’ consideration of whether to accept his or her resignation offer.

If a Trustee’s resignation offer is accepted by the Board of Trustees, the Nominating and Corporate Governance Committee shall recommend to the Board of Trustees whether to fill the vacancy created by such resignation or to reduce the number of Trustees constituting the whole Board of Trustees.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the Trustees whom the Board of Trustees has affirmatively determined to be independent in accordance with the applicable stock exchange listing standards and who were not required to offer their resignations shall appoint a special committee of the Board of Trustees to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

The Trust shall disclose publicly the Board of Trustees’ decision and an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer, in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

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